UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 25, 2016

Commission file number 000-21513

DXP Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas	76-0509661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7272 Pinemont, Houston, Texas 77040	(713) 996-4700
(Address of principal executive offices)	Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On October 25, 2016, DXP Enterprises, Inc. (the “Company”) entered into an underwriting agreement with Stephens Inc., as representative of the several underwriters (the “Underwriters”) (the “Underwriting Agreement”). The offering, which was subject to customary closing conditions, closed on October 31, 2016. Pursuant to the Underwriting Agreement, the Company agreed to sell the Underwriters 2,160,000 shares of the common stock, $0.01 par value, of the Company (the “Common Shares”), at a price to the Underwriters of $18.715 and an initial price to the public of $19.70. The Company also granted the Underwriters an option for a period of 30 days to purchase up to an additional 324,000 Common Shares on the same terms, which the Underwriters exercised in full. The total gross proceeds to the Company from the sale of the aggregate 2,484,000 Common Shares is approximately $48.9 million (before underwriters’ discounts and commissions and before estimated offering expenses).

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K.

ITEM 9.01	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibits are included herein:

1.1	Underwriting Agreement, dated October 25, 2016, by and between DXP Enterprises, Inc. and Stephens Inc., as representative of the several Underwriters.

5.1	Opinion of Norton Rose Fulbright US LLP

23.1	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1 hereto)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DXP ENTERPRISES, INC.

Date: October 31, 2016	By:	/s/ Mac McConnell
Mac McConnell
Senior Vice President/Finance, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

1.1	Underwriting Agreement, dated October 25, 2016, by and between DXP Enterprises, Inc. and Stephens Inc., as representative of the several Underwriters.

5.1	Opinion of Norton Rose Fulbright US LLP

23.1	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1 hereto)